The Vermont Teddy Bear Company, Inc.

6655 Shelburne Road

Shelburne, Vermont 05482

November 21, 2001

Ms. Elizabeth B. Robert

Shelburne, VT 05482

Re: Employment Agreement

Dear Liz:

This letter is to follow up on recent discussions by the Board and confirms our agreement concerning the terms of your continued employment by The Vermont Teddy Bear Co., Inc. (the "Company"). Except as specifically set forth in this letter, this agreement is intended to supersede all of your prior or existing employment agreements. Our agreement is as follows:

1. Position. You shall continue to be employed as President and Chief Executive Officer of the Company. You shall continue to devote all of your business time, attention, skill, and efforts to the business and affairs of the Company, with such duties as shall be assigned to you by the Board of Directors. You shall be based at the Company's Shelburne, Vermont offices.

2. Term. Your employment shall commence on October 23, 2001 and shall continue until October 22, 2004, unless earlier terminated in accordance with this agreement.

3. Base Salary. Commencing October 23, 2001, your base salary shall be $220,000, increasing to $235,000 on October 23, 2002, and to $250,000 on October 23, 2003.

4. Annual Cash Bonus Based on Increased Revenues and Pre-Tax Profits. In addition to your base salary, you will be entitled to a cash bonus for each fiscal year during the term of your employment equal to the sum of the following:

(a) .25% of the first $3 million of increased consolidated revenues of the Company over consolidated revenues of the prior fiscal year;

(b) 1.5% of any additional increased consolidated revenues exceeding $3 million over consolidated revenues of the prior fiscal year;

(c) .25% of the first $3 million of pre-tax income; plus

(d) 1.5% of the any additional pre-tax income in excess of $ 3 million.

In calculating the Company's pre-tax income for purposes of determining your bonus under this paragraph 4, the amount of the bonus to be paid to you shall be treated as an expense of the Company. The examples set forth on Exhibit A attached to this agreement illustrate the computation of the annual bonus pursuant to this paragraph 4.

The cash bonus shall be paid in cash within sixty (60) days following the end of the fiscal year to which the bonus relates.

5. Discretionary Cash Bonus. The Board reserves the discretion to award a supplemental cash bonus in fiscal year 2002 based on your performance in the event the targets set forth above are not met due to the uncertainty of the times.

6. Stock Options. In addition to the stock options previously granted to you, you shall be entitled to participate in any equity or option incentive plans adopted in connection with any new ventures of the Company, such as SendAMERICA and PajamaGrams.

7. Benefits. You shall receive the following Company benefits: (a) a Thirty Thousand Dollar ($30,000) life insurance policy, (b) a company car of your choice, subject to the Company's approval, which shall not be unreasonably withheld, and (c) participation in all other benefit plans available to senior executive employees of the Company in accordance with the policies and procedures currently or then in effect, as the case may be.

8. Indemnification. The Company shall indemnify you (and your estate) in accordance with the Company's by-laws as in effect from time to time. This indemnification by the Company shall survive termination or expiration of this agreement.

9. Termination.

(a) This agreement may be terminated by either you or by the Company at any time. If your employment is terminated by (a) you for "Good Reason" or (b) the Company, for any reason other than for "Cause" at any time, (i) you shall receive in lieu of any other payment or benefit (except as set forth in subparagraph (e) of this paragraph) continuation of your then current base salary for a period of eighteen (18) months, plus a bonus for the year in which your employment was terminated, pro rated for the period you were employed, calculated in accordance with paragraph 4 of this agreement, and (ii) all your outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest and all your outstanding stock options which were subject to vesting on the basis of the price of the Company's Common Stock shall vest if the stock price meets the applicable benchmark at or prior to the end of the fiscal year in which your employment was terminated, and all such vested exercisable for a period of ten years after the date of their grant.

(b) Upon termination of your employment by the Company at any time (other than for "Cause"), the Company shall provide you with reasonable outplacement services.

(c) Except as set forth in subparagraph (e) of this paragraph, upon a termination by the Company for "Cause" or by you without "Good Reason", you shall not be entitled to receive any further payments or benefits following the date of your termination.

(d) If your employment is terminated on account of your death or your disability which lasts (or is likely, based on reasonable medical evidence, to last) for more than six consecutive months and renders you unable to perform your duties under this agreement, all outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest and all your stock options shall continue to be exercisable for a period of ten years after the date of their grant. Upon such termination for your death or disability, neither you nor your estate shall be entitled to receive the salary continuation referred to in clause (i) of subparagraph (a) of this paragraph 9 with respect to a termination by the Company for any reason other than "Cause".

(e) In the event that your employment is terminated for any reason during the period commencing on the date a definitive agreement is executed by the Company providing for a "Change or Control" or, if earlier, the date which is 90 days prior to a "Change of Control" and ending on the date which is 2 years after a "Change in Control", then, in lieu of the salary continuation benefits to which you would be entitled under subparagraph (a) in the event of a termination by the Company for any reason other than "Cause" or a termination by you for "Good Reason", you shall receive a lump-sum payment, payable within 10 days of the date of your termination, equal to the total cash compensation you received in the 12-month period prior to termination multiplied by two and all your outstanding stock options shall vest and continue to be exercisable for a period of ten years after the date of their grant.

(f) For purposes of this agreement the terms "Cause", "Change in Control", and "Good Reason" shall be defined as follows:

"Cause" means (i) your conviction for, or guilty plea to, any felony (ii) your commission of an act of personal dishonesty or breach of fiduciary duty which involves personal profit in connection with employment by the Company or (iii) your material breach or contravention of any material provision of this agreement or your commission of an act of gross negligence or willful misconduct in the conduct of your duties to the Company; provided, however, that in the cases of clauses (ii) and (iii), the Company shall have given you ten business days' notice thereof, a reasonable opportunity to be heard by the Board of Directors and, during such ten business day period, an opportunity to cure.

"Change of Control" means (i) the Company is merged or consolidated with another corporation or entity, (ii) one person (together with its affiliates) becomes the beneficial owner of 50% or more of the issued and outstanding equity securities of the Company or (iii) all or substantially all of the assets of the Company are acquired by another corporation or entity; provided, however, that the term "Change of Control" shall not include any of the above transactions if it is part of a "going private" transaction in which you participate as a continuing shareholder of the Company and remain the President and Chief Executive Officer of the Company immediately following the consummation of the transaction.

"Good Reason" means (i) the breach or contravention by the Company of any provision of this agreement, (ii) the assignment to you of any duties inconsistent with your status as a senior officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect on the commencement date of your employment pursuant to this agreement, (iii) a reduction in your annual base salary as set forth herein or as the same may be increased from time to time and (iv) the failure of the Company to provide you with the benefits contemplated herein. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

10. Repayment of Outstanding Loan. The amount of your outstanding loan to the Company shall be repaid by you to the Company by way of payroll deduction over the 3-year term of this agreement. In the event your employment with the Company is terminated by the Company for Cause or by you for other than Good Reason, the outstanding balance of the loan shall become immediately due and payable. Upon a termination of your employment in any other circumstance, your outstanding loans shall be repaid by reduction of the amounts otherwise due to you under this agreement.

11. Covenant Not to Compete; Anti-Solicitation; Confidentiality.

(a) During the term of your employment and for a period of eighteen (18) months following termination of your employment with the Company, you shall not, directly or indirectly, whether as stockholder, officer, director, employee, consultant or otherwise (except as a beneficial owner of less than 5% of the number of shares of any publicly traded securities) engage in any business that, with respect to 5% or more of its sales, competes with the Company in the business of (i) marketing and selling stuffed teddy bears or animals, or (ii) marketing or selling gift delivery products or services competitive with any registered or pending service mark services of the Company or any product of the Company that accounts for more than 5% of the Company's annual sales.

(b) During the term of your employment and for a period of eighteen (18) months after termination of your employment, you will not, directly or indirectly, on your own behalf or in the service or on behalf of others, (i) solicit customers or accounts of the Company, including parties identified as active prospects of the Company (other than by way of general commercial advertising) or (ii) solicit or attempt to solicit or take away any employee of the Company.

(c) During the term of your employment, you will be working with sensitive business data and trade secrets belonging to the Company. You acknowledge that this information is confidential and/or constitutes trade secrets and is the exclusive property of the Company. You agree that you will not disclose to anyone, either directly or indirectly, during the term of your employment or at any time thereafter, any such confidential information, nor will you use the same for any purpose other than in the course of your service to the Company or its subsidiaries and for the exclusive benefit of the Company. You agree that disclosure of any confidential information or trade secrets to competitors of the Company, both during and after the term of your employment, or your use of such confidential information and trade secrets for your own benefit after your employment terminates would constitute misappropriation of such confidential information or trade secrets. You expressly acknowledge that the above-described information derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. You further expressly acknowledge that such information is and has been the subject of efforts that are reasonable under the circumstances to maintain its confidentiality.

(d) The term "confidential information" shall not include any knowledge or information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or by disclosure by another person who is under a contractual, legal, fiduciary, or other duty to keep the information confidential, (ii) information which was in your possession or known by you prior to being furnished to you by the Company (which prior possession by you is evidenced by written or electronic records), (iii) information which becomes available to you on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation but only if you provide the Company with written notice of your possession of such information promptly upon becoming aware of it, (iv) information which has been independently developed by you and which independent development is memorialized in writing or by an electronic record which predates the date on which the information was disclosed to you by the Company. Notwithstanding these confidentiality obligations, in the event you are legally compelled by subpoena, other legal process, or requests pursuant to an investigation by a governmental agency to disclose confidential information of the Company, you will be permitted to disclosed such information, to the extent you are so compelled, provided you have given prompt prior written notice to the Company, as the case may be, upon receipt of the subpoena, legal process, or request so as to enable the Company to seek a protective order or other appropriate remedy.

(e) You agree that any work of authorship created or developed by you, either individually or jointly with others, in the course of your employment with the Company (including, but not limited to software source code, blueprints, diagrams, flow charts, specifications or functional descriptions of software) shall be deemed a "work for hire," and the property of the Company.

(f) With respect to any invention, trade secret, or work of authorship (to the extent not deemed a "work for hire" by operation of law) created or developed in the course of your employment with the Company, you hereby irrevocably assign, transfer, and convey to the Company all of your right, title and interest in such property, including but not limited to, all rights of patent, copyright, trade secret or other proprietary rights in such property. Further, you agree to execute any documents or take any action reasonably requested by the Company to perfect the Company's ownership of any such property.

(g) You acknowledge the extreme importance being placed on the scope and duration of the covenants set forth in the preceding subparagraphs of this paragraph 11 and fully agree to these restrictions. You acknowledge that the law concerning restrictive covenants is based on facts and circumstances. Therefore, you specifically agree that if any court or board of arbitration to which a dispute over these restrictions is referred shall find any of these restrictions overbroad or unreasonable, then you authorize the court or board to enforce the restrictions to the greatest extent it deems reasonable. You further agree that in the event of a breach of any of the restrictions, the Company shall be entitled to secure an order in any suit brought for that purpose to enjoin you from further violating such restrictions. Pending the hearing and decision of the application for such an order, the Company shall be entitled to a temporary restraining order or injunctive relief without prejudice to any other legal or equitable remedy available to the Company.

(h) As used in this paragraph 11, the term "Company" shall mean the Company and any of its subsidiaries.

If the foregoing terms are acceptable to you, please sign and date the enclosed copy of this letter where indicated below and return it to me.

Very truly yours,

  /s/ Fred Marks

Fred Marks, Chairman of the Board

ACKNOWLEDGED AND AGREED:

/s/ Elisabeth B. Robert

Elisabeth B. Robert

Dated: November 29, 2001

EXHIBIT A

The following table illustrates the computation of the annual bonus pursuant to paragraph 4 of the employment agreement (hereinafter the "Bonus Formula") between Elisabeth B. Robert and The Vermont Teddy Bear Co., Inc.

LINE		FY 2002	FY 2003
1	Current FY Consolidated Revenues	$41,000,000	$49,000,000	Assumed

2	Prior FY Consolidated Revenues	$37,200,000	$41,000,000	Assumed

3	Excess Revenues over Prior FY	$3,800,000	$8,000,000	Computed

4	Less: $3 million threshold	($3,000,000)	($3,000,000)	Per Bonus Formula

5	Excess over $3 million threshold	$800,000	$5,000,000	Computed

6	Percentage on first $3 million	0.25%	0.25%	Per Bonus Formula

7	Percentage on excess over $3 million	1.50%	1.50%	Per Bonus Formula

8	Pre-Tax Income	$4,000,000	$6,200,000	Assumed

9	Less: $3 million threshold	($3,000,000)	($3,000,000)	Per Bonus Formula

10	Excess over $3 million threshold	$1,000,000	$3,200,000	Computed

11	Percentage on first $3 million	0.25%	0.25%	Per Bonus Formula

12	Percentage on excess over $3 million	1.50%	1.50%	Per Bonus Formula

	COMPUTATIONS:

13	Bonus on First $ 3 million of Consol. Revenues	$7,500	$7,500	Line 4 x Line 6

14	Bonus on Excess Consol. Revenues	$12,000	$75,000	Line 5 x Line 7

15	Bonus on First $ 3 million of Pre-Tax Profit	$7,500	$7,500	Line 9 x Line 11

16	Bonus on Excess Pre-Tax Profit	$15,000	$48,000	Line 10 x Line 12

17	Total Bonus	$42,000	$138,000